MARKETING CONSULTING AGREEMENT

This Marketing Consulting Agreement (the "Agreement") is made effective as of October 01, 2023, by and between Genius Kid Class LLC ("Client") and Class Over Inc ("Consultant"). As an established online K-12 education company with extensive experience in branding, marketing, and customer acquisition, Consultant is willing to provide services to Client based on this background. Client desires to have services provided by consultant.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on October 01, 2023, Consultant will provide the following services (collectively, the "Services"). This integrated suite of services is designed to fortify the client's educational venture, ensuring a strategic brand presence, effective marketing, financial stability, seamless technology integration, and continuous improvement through training and analytics.

1. Branding, Marketing and Customer Acquisition:
   - Conduct comprehensive market analysis and formulate a branding strategy aligned with the client's vision. Provide a new brand identity and develop branding strategies, including logo design and visual elements.
   - Create detailed marketing plans and tailored advertising strategies for customer acquisition, including offline events and online campaigns.
   - Utilize the Marketing Team for planning and executing both offline and online strategies.
   - Set KPIs to measure the success of marketing initiatives. Holistics platform for data monitoring. Monthly performance reports and quarterly reviews.

2. Market Research and Content Development:
   - Conduct ongoing market research to stay informed about industry trends.
   - Analyze competitor strategies and provide regular reports on market dynamics.
   - Create a content calendar for educational materials, ensuring alignment with standards and audience needs.

3. Financial Planning:
   - Financial analysis and revenue projections.
   - Budget plans and guidance on revenue streams.

4. Technology Integration and Training:
   - Research and provide suitable online platforms. Assist in platform familiarization for smooth implementation.
   - Provide teacher management manual and training plans. Conduct teacher training for best practices.

2. PERFORMANCE OF SERVICES.

a. Consultant shall implement plans and strategies that help Client sell its products or services.

b. Consultant shall conduct research to know the consumer behavior and what motivates consumers' purchase of a product. Consultant shall use that research to design approaches specific to Client's needs.

c. Consultant shall interact with the sales and product teams to determine the marketing strategy.

d. Consultant shall take steps to organize marketing events like exhibitions, competitions, road shows, seminars.

e. Consultant shall work with the public relations team to review branding, positioning of Client's ads to make sure that the ads have an impact on the public.

3. PAYMENT. Client will pay a fee to Consultant for the Services in the amount of $400,000.00. This fee shall be payable in a lump sum within 60 days from the date of contract signing.

4. NEW PROJECT APPROVAL. Consultant and Client recognize that Consultant's Services will include working on various projects for Client. Consultant shall obtain the approval of Client prior to the commencement of a new project.

5. TERM/TERMINATION. The consultant shall provide services monthly, and this agreement shall be effective for a period of twelve months.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that the Consultant is an independent contractor with respect to the Client, and not an employee of the Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant.

7. ASSIGNMENT. Consultant's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Client.

8. CONFIDENTIALITY. Client recognizes that Consultant has and will have the following information:

- inventions
- machinery
- products
- prices
- apparatus
- costs
- discounts
- future plans
- business affairs
- process information
- trade secrets
- technical information
- customer lists
- copyrights
- product design information

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Client and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Consultant agrees that Consultant will not at any time or in any manner, either directly or indirectly, use any Information for Consultant's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Client. Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity

to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Consultant has disclosed (or has threatened to disclose) Information in violation of this Agreement, Client shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Client shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

11. RETURN OF RECORDS. Upon termination of this Agreement, Consultant shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Consultant's possession or under Consultant's control and that are Client's property or relate to Client's business.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Client:

Genius Kid Class LLC
Yi Liu
CEO
Email: jack.liu.yi@gmail.com

IF for Consultant:

Class Over Inc
450 7th Avenue, STE 905, New York, NY 10123
Attention: Yanling Peng, General Manager
Email: ypeng@classover.com

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13. REFUND. The Client understands and expressly agrees that all fees paid are non-refundable. Regardless of the circumstances, including but not limited to termination, cancellation, or dissatisfaction with the services provided, no refunds will be issued.

14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

16. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any

provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.

19. ARBITRATION. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served. The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

20. SIGNATORIES. This Agreement shall be signed on behalf of Client by Yi Liu, CEO and on behalf of Class Over Inc by Yanling Peng, General Manager and effective as of the date first written above.

Party Receiving Services:
Genius Kid Class LLC

By: ______________________ Date: 10/01/2023
Yi Liu
CEO

Party Providing Services:
Class Over Inc

By: ______________________ Date: 10/01/2023
Yanling Peng
General Manager